Exhibit 10.18

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) effective as of February 1, 2017 (the “Effective Date”) is entered into by and between ALLIANCE MMA, INC., a Delaware corporation (the “Company”) and James Byrne, an individual and resident of the State of New York (the “Executive”).

In consideration of the mutual covenants and undertakings herein contained, the parties, each intending to be legally bound, agree as follows:

1.       Employment. Upon the terms and subject to the conditions set forth in this Agreement, the Company employs Executive as the Company’s Chief Marketing Officer, and Executive accepts such employment.

2.       Position. As Chief Marketing Officer the Executive shall accountable for planning, developing and executing the Company’s branding strategy. Reporting directly to the Chief Executive Officer, and working in close collaboration with the Company’s President and Chief Financial Officer, the Executive’s primary responsibility is to maximize shareholder value by creating global brand awareness that directly results in achieving the Company’s stated revenue and profitability goals. The Executive shall perform such duties as are commensurate with such office, including but not limited to those set forth on Schedule A. The Executive will devote substantially all his business time and efforts to the Company and the Company’s business and will not engage in other business activities without the Company’s prior consent, whether or not such business activity is pursued for profit, gain or other pecuniary advantage.

3.       Term. The term of this Agreement will begin on the Effective Date and will end on the three-year anniversary of such date (the “Term”). After such initial three-year period, the Term will renew for renewal periods of one year each unless either party gives the other written notice of intent not to renew at least sixty (60) days prior to such date. The parties hereto agree that, upon the expiration of the Term, the Executive’s employment with the Company will terminate and the Executive will not be entitled to any further compensation, except as otherwise expressly provided in this Agreement. The Company will be under no obligation whatsoever to renew or continue the employment of the Executive beyond the Term.

4. Salary; Bonus. (a) Executive will receive a salary during the Term of One Hundred and Fifty Thousand and no/100 dollars ($150,000.00) per year (“Base Compensation”), pro-rated for partial years, payable at regular intervals in accordance with the Company’s normal payroll practices in effect from time to time. Executive’s Base Compensation will be reviewed annually by the Company’s Board of Directors and Executive will be eligible for consideration for merit-based increases to Base Compensation and bonuses as determined by the Board of Directors in its sole discretion. The Executive will be entitled to performance based cash and equity based bonuses as determined by the Board of Directors of Buyer from time to time. The Executive will also receive a one time Ten Thousand and no/100 dollar ($10,000.00) signing bonus on the Effective Date.

(b)       In addition to the compensation provided in Section 4(a) above, the Executive will be awarded Incentive Stock Options (“ISOs) to purchase 100,000 shares of Common Stock under the Company’s 2016 Equity Incentive Plan (the “Plan”). The exercise price of the ISOs will be at 100% of Fair Market Value in accordance with the Plan and will be deemed fully vested on the date of grant. As used in this Section 4(b) terms appearing in initial capital form and not otherwise defined shall have the meaning ascribed to them in the Plan.

5.       Benefit Programs. During the Term, Executive will be entitled to participate in or receive group medical and other benefits commensurate with the benefits offered by the Company to other employees based on tenure and position. All benefits will be pursuant to programs or arrangements made available by the Company on the date of this Agreement and from time to time in the future to the Company’s other employees on a basis consistent with the terms, conditions and overall administration of its plans, programs or arrangements and with respect to which Executive is otherwise eligible to participate or receive benefits. Executive acknowledges such benefits are subject to change as and when changed by the Company generally.

6.       General Policies. (a) So long as the Executive is employed by the Company pursuant to this Agreement, Executive will receive reimbursement from the Company, as appropriate, for all reasonable business expenses incurred by Executive in accordance with Company policies and in the course of his employment by the Company, upon submission to the Company of written vouchers and statements for reimbursement.

(b)       During the Term, the Executive will be entitled to 24 paid-time-off or “PTO” days per year.

(c)       All other matters relating to the employment of Executive by the Company not specifically addressed in this Agreement will be subject to the general policies regarding employees of the Company in effect from time to time.

7.       Termination of Employment. Subject to the respective continuing obligations of the parties, including but not limited to those set forth in Sections 8 and 9 hereof, Executive’s employment by the Company may be terminated prior to the expiration of the Term of this Agreement by either the Executive or the Company by delivering a written notice of termination two weeks in advance of such termination (the end of such two week period being the “Date of Termination”).

8.       Termination of Employment. (a) In the event of termination of the Executive’s employment pursuant to (i) expiration of the Term, (ii) the death or Disability (as defined below) of Executive, (iii) termination by Executive or (iv) termination by the Company with Cause (as defined below), compensation (including Base Compensation) will continue to be paid, and the Executive will continue to participate in the employee benefit and compensation plans and other perquisites as provided in Sections 4 and 5 hereof, until the Date of Termination in a manner consistent with the applicable terms of the governing plan documents.

(b)       In the event of termination of Executive’s employment by the Company without Cause, (i) compensation (including Base Compensation) will continue to be paid until the Date of Termination, (ii) the Executive will continue to participate in the employee benefit and compensation plans and other perquisites as provided in Sections 4 and 5 hereof, until the Date of Termination, and (iii) after the Date of Termination, Company will pay Executive an amount per month equal to the Base Compensation divided by twelve (12) (pro-rated for partial months) until the end of the Term.

(c)       The following Terms will have the following meanings for purposes of this Agreement:

(i)       “Cause” means termination of the Executive by the Company for:

(A) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company;

(B) conduct which brings the Company into public disgrace or disrepute;

(C) willful misconduct with respect to the Company;

(D) breach of a fiduciary duty to the Company;

(E) a breach of Section 9 of this Agreement.

(ii)       “Disability” means the physical or mental incapacity of Executive for a period of more than ninety (90) consecutive days, the determination of which by the Company will be conclusive on the parties hereto.

9.       Non-Compeition and Confidentiality Covenants. Executive and Company are party to that certain Non-Comeptition and Non-Solicitation Agreement, dated as of even date herewith and attached hereto as Exhibit A (the “Non-Competition Agreement”), which is incorporated herein by reference. The Non-Competition Agreement contains, among other things, covenants of Executive respecting non-competition, non-solicitation and non-disclosure. Any breach of the Non-competition Agreement that is not cured as permitted therein shall be deemed a breach of this Section 9. The Non-Competition Agreement shall survive the termination of this Agreement pursuant to its terms.

10.       Notices. For purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	James Byrne

New York, New York 10022
Phone: (917) 587-5423
Email: james@gloryofcommerce.com

If to the Company:	Alliance MMA, Inc.
590 Madison Avenue, 21st Floor
New York, New York 10022
Attention: Paul K. Danner, III
Phone: (212) 739-7825

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

11.       Governing Law. The validity, interpretation, and performance of this Agreement will be governed by the laws of the State of Delaware, without reference to the choice of law principles or rules thereof, except to the extent that federal law will be deemed to apply.

12.       Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Company and the Executive. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a wavier of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

13.       Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement which will remain in full force and effect.

14.       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement.

15.       Assignment. This Agreement is personal in nature and Executive may not, without consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

16.       Document Review. The Company and the Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly.

17.       Entire Agreement This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, will constitute the entire agreement between the parties hereto.

[Signature Page to Executive Employment Agreement Follows]

[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the date first set forth above.

COMPANY:

ALLIANCE MMA, INC.

By:	/s/ Paul K. Danner, III
Name: Paul K. Danner, III
Title: CEO

EXECUTIVE:

By:	/s/ James Byrne
James Byrne

Schedule A

Design and execute effective tactics to maximize brand exposure, with consistent messaging, across the full spectrum of multichannel outlets including print, digital, online, streaming, social media, television, crowd sourcing and others.

Coordinate marketing-related oversight of the Company’s ticketing platform, video library, event production, product management, marketing, and sales/business development functions.

Leverage brand-side media contacts in the sports and entertainment industry.

Direct the Company’s initiatives in the sports promotion, entertainment, and experiential space.

Manage and coordinate the activities and performance of independent marketing services providers, as well as third-party agency relationships including advertising, promotions, public relations and SEC-compliant investor relations.

Utilize data analytics to develop market intelligence, segmentation, lead generation, strategic communication and market development aimed at revenue growth, each of which includes quantifiable objectives to measure results.

Drive growth in revenue and profit, by developing and measuring key metrics around the Company’s business including fan acquisition, product penetration, engagement rates and overall customer satisfaction.

Take the lead in developing effective corporate ID, including design of a recognizable logo that clearly communicates the Company’s image, and can be readily applied across the broad spectrum of marketing and promotion requirements.